EXHIBIT 21

NAME AND JURISDICTION OF SUBSIDIARIES

Name of Subsidiary	State or other jurisdiction of
incorporation

Global eXchange Services, Inc.	Delaware
Global eXchange Services AG	Switzerland
Global eXchange Services A/S (Norway)	Norway
Global eXchange Services de Mexico, S.A. de C.V.	Mexico
Global eXchange Services GmbH (Austria)	Austria
Global eXchange Services Holdings, Inc.	Delaware
GXS International, Inc.	Delaware
Acquisition UK Limited	United Kingdom
Global eXchange Services Limited	United Kingdom
International Network Services, Ltd.	United Kingdom
Global eXchange Services (Australia) Pty Limited	Australia
Business Commerce (HK) Ltd. *	Hong Kong
Business Commerce (Shanghai) Software Development Limited*	China
ECI Pte. Ltd. *	Singapore
Global eXchange Services ApS (Denmark)	Denmark
Global eXchange Services B.V.	Netherlands
Global eXchange Services do Brasil Ltda.	Brazil
InterCommerce Gateway, Inc.	Philippines
Global eXchange Services Japan Corporation	Japan
Global eXchange Services GmbH (Germany)	Germany
GXS India Technology Centre Private Limited	India
GXS Software Development Philippines, Inc.	Philippines
Global eXchange Services Canada, Inc.	Canada
Global eXchange Services (Thailand) Ltd.	Thailand
Global eXchange Services (Korea) Inc.	Korea
Global eXchange Services S.A.	Belgium
Global eXchange Services S.A. (France)	France
Global eXchange Services SpA	Italy
GXS (Sweden) AB	Sweden
HAHT Commerce, Inc.	Delaware
HAHT S.A.	France
HAHT B.V.	Netherlands

All of these subsidiaries are doing business only under the name specified in their charters, except:

*	Business Commerce (HK) Limited, Business Commerce (Shanghai) Software Development Limited and ECI Pte. Ltd. use the trade name Global eXchange Services when doing business.